UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2008

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive

Chicago, Illinois 60601

(Address of principal executive offices, including zip code)

(312) 565-5700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2008, the Federal Home Loan Bank of Chicago ("Bank") announced the appointment of John Stocchetti, Senior Vice President, as Acting Group Head of Operations and Administration, which position was held by Matthew R. Feldman prior to his appointment as Acting President & CEO of the Bank, effective April 11, 2008.

Mr. Stocchetti, age 51, has served as Senior Vice President, Project Premier Director of the Bank since September, 2006. Prior to his employment with the Bank, Mr. Stocchetti was Chief Financial Officer of Ritchie Capital Management, LLC from May, 2005 to July, 2006 and Director - Business Development from February, 2004 to May, 2005. Previously, he was Chief Executive Officer of Learning Insights, Inc., a privately held e-learning company, from August, 2003 to February, 2004 and SVP Operations and Product Management from January, 2000 to August, 2003. There are no familial relationships between Mr. Stocchetti and any director or executive officer of the Bank. Neither Mr. Stocchetti nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Bank.

Mr. Stocchetti is employed by the Bank pursuant to a three-year employment agreement dated January 29, 2008, which provides for the same terms and conditions of employment and benefits, other than initial salary amount, as the employment agreements between the Bank and our named executive officers. See "Part III - Item 11 - Executive Compensation - Executive Compensation Discussion & Analysis - Employment and other Agreements" in the Bank's 2007 Annual Report on Form 10-K for a description of the employment agreements. Mr. Stocchetti continues to be eligible to participate in the Bank's Management Incentive Compensation Plan, Long-Term Incentive Compensation Plan, Pentegra Financial Institutions Retirement Fund, Pentegra Financial Institutions Thrift Plan and Benefit Equalization Plan. For a description of these plans, see "Part III - Item 11 - Executive Compensation - Executive Compensation Discussion & Analysis" in the Bank's 2007 Annual Report on Form 10-K.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

By: /s/ Peter E. Gutzmer
Name: Peter E. Gutzmer
Date: April 18, 2008	Title: Executive Vice President, General Counsel and Corporate Secretary

End of Filing